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                                                                   EXHIBIT 11(b)


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-16617, of our reports dated July 3, 1996, relating to the Flagship Pennsylvania Triple Tax Exempt Fund, Flagship Virginia Double Tax Exempt Fund, Flagship Florida Double Tax Exempt Fund, Flagship Florida Intermediate Tax Exempt Fund, Flagship Arizona Double Tax Exempt Fund, Flagship Colorado Double Tax Exempt Fund and Flagship New Mexico Double Tax Exempt Fund, included by reference in the Statement of Additional Information and to the reference to us under the caption "Independent Public Accountants and Custodians", in such Registration Statement.



DELOITTE & TOUCHE LLP

Dayton, Ohio
January 24, 1997